Exhibit 10(q)
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), entered into this 11th day of May, 2022, is made by and between Brinker International, Inc. (the “Company”) and Kevin Hochman (“Executive”) (together, the “Parties”).
1.Employment.
(a)Term. Executive’s term of employment under this Agreement (the “Term”) shall be for the period commencing on June 6, 2022 (the “Effective Date”) and ending on the date this Agreement is terminated as provided in Section 3.
(b)Position and Duties. During the Term, the Company shall employ Executive. Executive shall serve as the President and Chief Executive Officer of the Company, President of Chili’s Grill & Bar, and as a member of the Board of Directors of the Company (the “Board”), with such responsibilities, duties and authority as are consistent with the position of President and Chief Executive Officer or as may otherwise from time to time be agreed to by Executive and the Board. Executive will not receive any additional compensation for his service on the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates) and shall not engage in outside business activities without the prior consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs and (ii) participate in trade associations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply in all material respects with the rules and policies of the Company as adopted by the Company from time to time and applicable to the Company’s executive officers and directors generally, including but not limited to the Company’s Corporate Governance Guidelines and Code of Conduct (each, a “Policy”). Executive further agrees that Executive shall not accept a position as a member of the board of directors of any other company or organization without first obtaining written consent of the Board, which shall not be unreasonably withheld; Executive’s assumption of any such board position shall be done in accordance in all material respects with the Company’s Policies.
(c)Location. Executive will be expected to reside within driving distance of the Company’s current headquarters during the workweek, commencing as soon as reasonably practicable following the Effective Date. Executive shall be required to relocate his residence on a full-time basis within driving distance of the Company’s then-current headquarters by no later than September 1, 2024.
2.Compensation and Related Matters. During the Term, Executive will be entitled to the following:
(a)Base Salary. Executive’s initial base salary shall be $900,000 per annum (the “Base Salary”). The Company shall pay the Base Salary in accordance with its customary payroll practices, and the Base Salary shall be pro-rated for any partial year of employment hereunder. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and the independent members of the Board and may be adjusted from time to time by the independent members of the Board.
(b)Annual Bonus. Executive shall be eligible to participate in an annual short-term incentive bonus plan that is similar in all material respects to that applicable to other executive officers of the Company. Executive’s annual incentive compensation under such incentive program (“Annual Bonus”) shall be targeted at 110% of Executive’s Base Salary (the “Target Annual Bonus”). The actual amount of any Annual Bonus that will be paid to Executive each year, if any, may be more or less than the Target Annual Bonus and will be calculated based on the level of achievement of the performance goals established by the Board or Compensation Committee under the incentive program for the year in question and the terms of the incentive program. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4 below.
(c)Long-Term Incentives. Executive shall be eligible to participate in and will receive awards under the Company’s long-term incentive programs that commence after the Effective Date and as in effect from time to time at a level and on terms commensurate with his position as Chief Executive Officer of the Company (the “LTIP Awards”), as determined by the Compensation Committee and the Board. The LTIP Awards shall be granted subject to the terms and conditions of the applicable plans approved by the Board and individual award documents provided to Executive.
(d)Make-Whole RSUs. In consideration of Executive’s entry into this Agreement and as an inducement to join the Company, as well as in consideration of certain foregone compensation from his prior employer, on or as soon as practicable following the Effective Date, the Company will grant Executive an award of restricted stock units under the Brinker International, Inc. Stock Option and Incentive Plan (the “SOIP”) (the “Make Whole RSUs”). The Make Whole RSUs will have a grant date value of $1,500,000 and shall vest in full on the third anniversary of the date of grant. The Make Whole RSUs will be granted subject to the terms and conditions of the SOIP and an individual award document to be provided to Executive.
(e)Signing Bonus. In consideration of Executive’s entry into this Agreement and as an inducement to join the Company, as well as in consideration of certain foregone compensation from his prior employer, the Company will pay Executive a cash bonus in the amount of $400,000 (the “Signing Bonus”), payable in two installments as follows: a first payment of $250,000 payable on or as soon as practicable following the Effective Date, with such amount subject to the Executive’s repayment to the Company at its written request in the event Executive’s employment terminates for Cause pursuant to Section 3(a)(iii) or due to Executive’s resignation without Good Reason pursuant to Section 3(a)(vi), in either case prior to the first anniversary of the Effective Date; and a second payment of $150,000, payable on or as soon as practicable following the first anniversary of the Effective Date.
(f)Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company, in each case, to the extent that Executive is eligible under the terms of such plans or programs.
(g)Vacation. Executive shall be entitled to 4 weeks of paid vacation in addition to Company-recognized holidays. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive and will be subject to the Company’s vacation policy as in effect from time to time.
(h)Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

3.Termination. Executive’s employment hereunder may be terminated by the Company, or by Executive, as applicable, under the following circumstances:
(a)Circumstances.
(i)Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)Disability. If Executive has incurred a Disability, the Company may terminate Executive’s employment. “Disability” shall mean Executive is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition is expected to have a duration of not less than 120 days.
(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause. “Cause” means one or more of the following as determined by the affirmative vote of at least a majority of the Board or executive committee thereof: (1) an act of fraud, misappropriation, embezzlement, theft or falsification of Company records by the Executive in connection with the Company; (2) gross mismanagement or gross neglect of the Executive’s duties to the Company; (3) a material breach of the Company’s written policies (such as the Company’s Code of Conduct), including unethical conduct, violation of law, acts of violence or threats of violence or other inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability (unless such breach, if reasonably susceptible of cure, is cured within fifteen (15) days after written notice is given by the Company to Executive specifying the alleged breach); (4) commission of an act or omission which causes Executive or the Company to be in violation of federal or state securities laws, rules or regulations; or (5) conviction of Executive by a court of competent jurisdiction of a felony.
(iv)Termination without Cause. The Company may terminate Executive’s employment without Cause.
(v)Resignation for Good Reason. Executive may resign and terminate Executive’s employment with the Company for Good Reason. “Good Reason” means the satisfaction of all of the following requirements:

(1)One or more of the following facts and circumstances exist: (A) a reduction in the Executive’s then current Base Salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in Executive’s Target Annual Bonus; (C) a relocation of the principal location at which Executive is required to provide services by more than fifty (50) miles (with it being understood Executive’s initial relocation to work at the Company’s current headquarters location is excluded from satisfying this requirement); (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; (E) a material, adverse change in Executive’s title, reporting relationship, authority, duties or responsibilities; (F) a material breach by Company of any other material provision of this Agreement or any other material written agreement between Company and Executive; or (G) a failure of any successor to the Company to nominate the Executive for election by shareholders to the successor company’s board of directors; and

(2)Executive shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.

(vi) Resignation Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.
(b)Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) all earned but unpaid Base Salary through the date of termination prorated for any partial period of employment, payable in accordance with the Employer’s customary payroll practices and the requirements of applicable law; (ii) any benefits to which Executive has a vested entitlement as of the date of termination, payable in accordance with the terms of any applicable benefit plan or as otherwise required by law; (iii) any accrued but unused vacation, payable in a lump sum with Executive’s final pay check or as otherwise required by law; and (iv) payment of any approved but not yet reimbursed business expenses incurred prior to the date of termination, payable in accordance with applicable policies of the Company. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(b) or Section 4, as applicable.
(c)Deemed Resignations. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from the Board and all offices and directorships, if any, then held with the Company, and of its affiliates and any of its benefit plans.
4.Severance Payments.
(a)Termination for Cause, Death, Disability or Resignation Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), for Cause pursuant to Section 3(a)(iii), or for Executive’s resignation without Good Reason pursuant to Section 3(a)(vi), then Executive shall not be entitled to any payments or benefits, except as provided in Section 3(b).
(b)Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or due to Executive’s resignation for Good Reason pursuant to Section 3(a)(v), in either case prior to or more than two years following a Change in Control (as defined below), then, subject to Executive signing within the period of time set forth therein, and not revoking, a general release of claims in the form provided by the Company (the “Release”) and Executive’s continued compliance with Sections 5, 6, and 7, Executive shall receive, in addition to the payments and benefits set forth in Section 3(b), the following:

(i)an amount in cash equal to 2.00 multiplied by Executive’s Base Salary, payable in accordance with the Company’s regular payroll practices in substantially equal installments over the 24-month period beginning on the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable (or if the period in which such Release may become effective and irrevocable spans two calendar years, in the later calendar year);
(ii)an amount in cash equal to Executive’s Target Annual Bonus for the year during which the termination of employment occurs, payable in accordance with the Company’s regular payroll practices in a lump sum within sixty (60) days following the date on which the Release becomes effective and irrevocable (or if the period in which such Release may become effective and irrevocable spans two calendar years, in the later calendar year);
(iii)any earned but unpaid Annual Bonus for the fiscal year prior to the year that includes the date of termination, payable when such annual bonuses are otherwise paid to Company executives and in all events during the year that includes the date of termination;
(iv) accelerated vesting and settlement of any unvested portion of the Make-Whole RSUs; and
(v) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s and his eligible dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (A) the 18-month anniversary of the date of termination; (B) Executive becoming eligible for other group health benefits, or (C) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986 (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.
(vi)Executive shall not be obligated to mitigate the amount of any payments or benefits otherwise payable hereunder by seeking other employment, or otherwise, nor shall the amounts payable to Executive hereunder be reduced by, or setoff against, any compensation or other amounts earned by Executive from any subsequent employer, self-employment or otherwise.
(c)Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or due to Executive’s resignation for Good Reason pursuant to Section 3(a)(v), in either case within two years following a Change in Control (as defined below), then, subject to Executive signing within the period of time set forth therein, and not revoking, the Release) and Executive’s continued compliance with Sections 5, 6, and 7, the Executive shall receive, in addition to the payments and benefits set forth in Section 3(b), the following:
(i)an amount in cash equal to (A) 3.00 multiplied by Executive’s Base Salary plus (B) Executive’s Target Annual Bonus for the year during which the termination of employment occurs, payable in accordance with the Company’s regular payroll practices in a lump sum within sixty (60) days following the date on which the

Release becomes effective and irrevocable (or if the period in which such Release may become effective and irrevocable spans two calendar years, in the later calendar year);
(ii)any earned but unpaid Annual Bonus for the fiscal year prior to the year that includes the date of termination, payable when such annual bonuses are otherwise paid to Company executives and in all events during the year that includes the date of termination;
(iii) accelerated vesting and settlement of any unvested portion of the Make-Whole RSUs; and
(iv) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s and his eligible dependent’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (A) the 18-month anniversary of the date of termination; (B) Executive becoming eligible for other group health benefits, or (C) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986 (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.
(v)Executive shall not be obligated to mitigate the amount of any payments or benefits otherwise payable hereunder by seeking other employment, or otherwise, nor shall the amounts payable to Executive hereunder be reduced by, or setoff against, any compensation or other amounts earned by Executive from any subsequent employer, self-employment or otherwise.
As used herein, “Change in Control” means:
(1)a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(2)the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(3)the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

(d)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 11 of this Agreement will survive the termination of Executive’s employment pursuant to Section 3.
5.Confidential Information/Competitive Business.
(a)Confidential Information and Trade Secrets. Executive agrees that during the course of employment with the Company, Executive will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. This information relates to the Company, its customers, suppliers, vendors, contractors, consultants, and employees. For purposes of this Agreement, “Confidential Information and Trade Secrets” shall include, but shall not be limited to: business plans and strategy, marketing and expansion plans, pricing information, sales information, technological information, food and beverage processes, recipes and the like, product information, specifications, inventions, research, policies, processes, creative projects, methods and intangible rights, computer software, source code, marketing techniques and arrangements, information about the Company’s active and prospective customers, suppliers, vendors, contractors, consultants, and other business relationships, or any non-public operational, business or financial information relating to the Company or any of its parents, subsidiaries, or affiliates; and the identity of the Company’s employees, their salaries, bonuses, incentive compensation, benefits, qualifications, and abilities, all of which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form – oral, written or machine readable, including electronic files.
(b)Secrecy of Confidential Information and Trade Secrets Essential. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets, which were developed, compiled and acquired by the Company over a considerable period of time and at its great effort and expense. Executive further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.
(c)Return of Material. Executive agrees that, upon the termination of his employment for any reason, and immediately upon request of the Company at any time, he will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Company, or any of its current, former or prospective customers, suppliers, vendors, employees, contractors, and consultants, whether or not Executive believes it qualifies as Confidential Information and Trade Secrets. Such property shall include everything obtained during and as a result of Executive’s employment with the Company, other than documents related to Executive’s compensation and benefits, such as pay stubs and benefit statements. In addition, Executive shall also return any phone, facsimile, printer, scanner, computer, electronic data storage device, or other items or equipment provided by the Company to Executive to perform his employment responsibilities during his employment with the Company. If Executive has saved or stored Confidential Information and Trade Secrets outside the Company’s password protected computer systems such as on a personal USB thumb drive, backup drive, home computer, personal phone, email account or cloud storage, Executive agrees to tender the device or location to the Company for removal of the Confidential Information and Trade Secrets. Executive further agrees that he shall not access or attempt to access the Company’s computer systems after the termination of his employment with the Company. Executive also agrees that he does not have a right of privacy to any communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.
(d)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
6.Restrictive Covenants.
(a)Non-Competition. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause the Company great and irreparable harm. Therefore, Executive covenants and agrees that at all times during his period of employment with the Company and for a period of twenty-four (24) months following his date of termination, Executive shall not, directly or indirectly, be engaged in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever, with any Competitive Restaurants within the Restricted Territory. For purposes of this Agreement, “Competitive Restaurants” means any of the following restaurants:

1	Applebee’s	30	Lazy Dog
2	Beef O’Brady’s	31	Longhorn Steakhouse
3	Bertucci’s	32	Miller’s Ale House Restaurant
4	BJ’s Restaurants	33	Morton’s
5	Bonefish Grill	34	North Italia
6	BRAVO! Cucina Italiana	35	O’Charleys
7	Brio Tuscan Grille	36	Olive Garden
8	Bubba’s 33	37	On The Border
9	Buca di Beppo	38	Outback Steakhouse
10	Buffalo Wild Wings	39	Panera
11	California Pizza Kitchen	40	PF Chang’s China Bistro
12	Carino’s Italian Grill	41	Red Robin
13	Carraba’s Italian Grill	42	Romano’s Macaroni Grill
14	Cheddar’s Scratch Kitchen	43	Ruby Tuesday
15	Cheesecake Factory	44	Ruth’s Chris Steak House
16	Chipotle Mexican Grill	45	Saltgrass Steak House
17	Chuy’s	46	Seasons 52
18	Cracker Barrel	47	Shake Shack
19	Dave & Busters	48	Texas Roadhouse
20	Dickey’s Barbecue	49	TGI Fridays
21	Firebirds Wood Fired Grill	50	The Capital Grille
22	Fleming’s Prime Steakhouse	51	The Old Spaghetti Factory
23	Fogo De Chao	52	Top Golf
24	Fuddruckers	53	True Food Kitchen
25	Hooters	54	Uno Chicago Grill
26	Houlihans	55	Wingstop
27	Houston’s/Hillstone	56	Yard House
28	Il Fornaio Restaurant

For purposes of this Agreement, the “Restricted Territory” means the United States of America.
(b)Non-Solicitation of Employees. Executive acknowledges and agrees that solely as a result of employment with the Company, Executive has and will come into contact with and acquire Confidential Information and Trade Secrets regarding some, most, or all of the Company’s employees. Therefore, Executive covenants and agrees that at all times during his period of employment with the Company, and during the period beginning on the date of termination of his employment (whether such termination is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise) and ending twenty-four (24) months following his date of termination, Executive shall not, either on Executive’s own account or on behalf of any person, firm, or business entity, recruit, solicit, interfere with, or endeavor to cause any employee of the Company with whom Executive came into contact or about whom Executive obtained Confidential Information and Trade Secrets, to leave his or her employment with the Company, or to work in a capacity that is competitive with the Company, or to work in a capacity that is similar to the capacity in which the employee was employed by the Company. Notwithstanding the foregoing sentence, Executive shall not have any liability under this Section 6(b) resulting from the soliciting or hiring of any employee of the Company who: (i) responds to a general solicitation to the public of general advertising or similar methods of solicitation not specifically directed at any such Person; (ii) has ceased to be employed by the Company or any of its Subsidiaries, provided that such employment ceased either prior to the end of the Executive’s employment or services term with the Company or, if after the end of Executive’s employment or services term with the Company, due to an involuntary termination; or (iii) was the Executive’s executive assistant or secretary as of the end of Executive’s employment or services term with the Company.
(c)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation.
(d)Non-Disparagement. Executive shall not, while employed by the Company or at any time thereafter, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. Notwithstanding the foregoing, this Section 6(d) shall not prohibit Executive from rebutting claims or statements made by any other person. Company shall direct its officers and Board members to not disparage Executive in any way that materially and adversely affects Executive’s reputation or business relationships.
(e)Enforcement of Covenants.
(i)Certain Acknowledgments. The Executive acknowledges and agrees that (A) in the course of the Executive’s employment with the Company, the Executive will obtain confidential or proprietary information concerning the business and operations of the Company that could be used to compete unfairly with the Company, (B) the covenants and restrictions contained in this Agreement are intended to protect the legitimate interests of the Company and its goodwill, trade secrets and other confidential or proprietary information, (C) the Executive desires to be bound by such covenants and restrictions, (D) such covenants are a material inducement for the Company to enter into this Agreement, and (E) the Executive’s economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in this Agreement, will not prevent him from providing for the Executive and the Executive’s family on a basis satisfactory to the Executive and the Executive’s family.
(ii)Blue Pencil. It is the desire of the parties to this Agreement that the provisions of this Section 6, in particular, be interpreted and enforced to the greatest extent possible. Without limiting the foregoing, if any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
7.Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that

Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing their rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
8.Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.
9.Indemnification. In the event that Executive’s current or former employer enforces any contractual clawback or recoupment rights against Executive under any previously granted equity award agreement, solely as a result of Executive’s having accepted employment with the Company and performing the services contemplated under this Agreement, the Company hereby agrees to reimburse Executive any amounts that Executive may be required to pay to Executive’s current or former employer (or for the fair market value of any shares as of the date that Executive is required to return such shares to Executive’s current or former employer) in connection with such claim. The fair market value of any vested, but unexercised stock appreciation rights (“SARs”) that are cancelled shall equal the value of the SARs if they were exercised on the date of cancellation. Executive will be responsible for any taxes resulting from such reimbursement. Furthermore, the Company will indemnify and hold Executive harmless from any loss arising from any action (or threat of action) to enforce any purported noncompetition obligation by Executive’s current or former employer against Executive arising as a result of Executive’s having accepted employment with the Company and performing the services contemplated under this Agreement. The Company shall be permitted to control the defense of any legal proceedings in connection with such matter. Subject to the foregoing, the Company’s agreement under this Section 9 to reimburse such amounts is revocable by the Company in the event that Executive has knowingly and intentionally breached any legal obligation to Executive’s current or former employer, including with respect to misuse or disclosure of any confidential, proprietary, or trade secret information, other than in connection with any purported noncompetition obligation. The Company shall not reimburse Executive for unvested equity awards that are cancelled or for vested equity awards that are not exercised within the period allowed under the applicable plan (including any accelerated vesting periods).
10.Assignment and Successors. This Agreement is personal to Executive and shall not be assigned by Executive. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
11.Miscellaneous Provisions.
(a)Governing Law; Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Texas without reference to the principles of conflicts of law of Texas. Any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court sitting in the State of Texas, except for any suit or proceeding seeking an equitable remedy hereunder, which may be brought in any court of competent jurisdiction. By Executive’s execution hereof, Executive hereby consents and irrevocably submits to the jurisdiction of the federal and state courts having general jurisdiction over the State of Texas, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon Executive personally, by certified mail, return receipt requested, or by courier service, with the same full force and effect as if personally served upon Executive in the county in which Executive is employed. Each of the parties waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of jurisdiction with respect thereto. EACH OF THE PARTIES AGREES THAT ANY SUCH ACTION OR PROCEEDING BE HEARD WITHOUT JURY, AND THE PARTIES EXPRESSLY WAIVE THE RIGHT TO BRING ANY SUCH ACTION IN ANY OTHER JURISDICTION AND HAVE SUCH ACTION HEARD BEFORE A JURY.
(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement or any other compensation arrangement of the Company shall be subject to the provisions of any applicable clawback terms set forth in the applicable compensation plan or award documents or policies or procedures adopted by the Company, which clawback terms, policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or any other compensation arrangement of the Company or its affiliates.
(d)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(i)If to the Company, the General Counsel at its headquarters;
(ii)If to Executive, at the last address that the Company has in its personnel records for Executive.
(e)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered electronically shall be deemed effective for all purposes.
(f)Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(g)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(h)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(i)Legal Fees. The Company shall reimburse Executive for up to a maximum of $20,000 in legal fees actually incurred by or on behalf of Executive in connection with the negotiation and execution of this Agreement.
(j)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(k)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold whether in the US or any other relevant jurisdiction. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. In addition, Executive shall cooperate with the Company following any termination of Executive’s employment for any reason in satisfaction of the Company’s and Executive’s relative tax obligations hereunder.
12.Section 280G.
(a)Notwithstanding any contrary provision in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the amounts that would otherwise be paid to Executive under this Agreement together with any other payments or benefits that Executive has a right to receive from the Company and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. § 1.280G-l (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (i) reduced (but not below zero) so that the aggregate present value of such Payments shall be $1.00 less than three times Executive’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments shall be subject to the excise tax imposed by Section 4999 (the “Excise Tax”); or (ii) paid in full, whichever produces the better net after-tax result for Executive (taking into account any applicable Excise Tax and any applicable federal, state and local income and employment taxes).
(b)The reduction of Payments, if applicable, shall be made by reducing, first, severance amounts to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to Executive outside of this Agreement which are valued in full for purposes of Code Section 280G in a similar order (last to first), and third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other Payment in a similar order (last to first). Notwithstanding the foregoing, all such reductions shall be made in a manner that complies with Section 409A to the extent determined appropriate by the Board.
13.Section 409A.
(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is determined by the Company in good faith at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent any portion of the benefits to which Executive is entitled under this Agreement upon such Separation from Service constitute a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv) Expense Reimbursements, Legal Fees. To the extent that any reimbursements or payment of legal fees under this Agreement are subject to Section 409A, any such reimbursements or payment payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense or payment was incurred; provided, that Executive submits Executive’s reimbursement or payment request, as the case may be, promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or payment under this Agreement will not be subject to liquidation or exchange for another benefit.
14.Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

The Parties have executed this Agreement as of the Effective Date set forth above.

Brinker International, Inc.

By:	/S/ HARRIET EDELMAN
Harriet Edelman
Title: Director, Chair of Compensation Committee

By:	/S/ KEVIN D. HOCHMAN
Kevin D. Hochman,

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